Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Vail Resorts Contacts:

Investor Relations: Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended January 2, 2012

BROOMFIELD, Colo. - January 6, 2012 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through January 2, 2012, and for the prior year period through January 3, 2011, with both periods including the holiday period through the Monday after New Year’s Day. The data mentioned in this release is interim period data and subject to fiscal quarter end review and adjustments.

Highlights

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Season-to-date total lift ticket revenue at the Company’s six mountain resort properties, and including an allocated portion of season pass revenue for each applicable period, was up approximately 0.6% through January 2, 2012, compared to the prior year season–to- date period ended January 3, 2011.

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Season-to-date revenue for ski school was up 0.9% while dining was down 5.6% due to limited access to certain on-mountain dining facilities, through January 2, 2012, compared to the prior year season-to-date period ended January 3, 2011.

•	Fiscal year-to-date retail/rental revenue, which includes preseason ski sale events, was down 0.7% through January 2, 2012 compared to the same period in the prior year.

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Season-to-date total skier visits for the Company’s six mountain resort properties were down approximately 15.3% through January 2, 2012, compared to the prior year season-to-date period ended January 3, 2011, including lower utilization by season pass holders.

Commenting on the ski season to date, Rob Katz, Chief Executive Officer said, “We have had some very unusual weather so far this season. For the first time in 30 years, a lack of snow has not allowed us to open the back bowls in Vail as of January 6, 2012 and, for the first time since the late 1800s, it did not snow at all in Tahoe in December. Despite these conditions, we were very pleased that season to date our total lift ticket revenue was up 0.6% and ski school revenue increased 0.9% compared to the prior year when record snowfall was reported across our resorts. Our performance in

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these conditions highlights our strong season pass program, the full experience and comprehensive set of activities and amenities that we provide at our resorts, and the investments we have made across our resorts in constantly improving and broadening the guest experience. This is most apparent in Tahoe, where our investment in snowmaking has allowed us to open up more terrain than all the other resorts in the area combined. At this point, with three quarters of the ski season still remaining, we are not revising the earnings guidance we issued in September 2011. However, we would acknowledge that those targets will be more difficult to achieve given the results over the holidays.”

About Vail Resorts

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, and Heavenly and Northstar in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com

Forward Looking Statements

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to, prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued

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volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions and future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

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